Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024
Media: Steve Owen – Vice President, Communications - (615) 263-3107

CORECIVIC APPOINTS DR. GLENDA GLOVER TO BOARD OF DIRECTORS

Brentwood, Tenn. – February 18, 2021 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today that, effective March 1, 2021, Dr. Glenda Baskin Glover will be appointed as a member of the Company’s Board of Directors, expanding the size of the Board from eleven to twelve directors, ten of whom are independent, and expanding the number of board seats held by women to one-third. Dr. Glover is President of Tennessee State University, Nashville’s only public university, and a premier, historically black college and university (HBCU).

“We’re deeply honored to have Dr. Glover join our Board of Directors and bring an extraordinary combination of expertise in business, education and community leadership,” said Damon Hininger, CoreCivic’s President and Chief Executive Officer. “Creating life-changing educational opportunities for individuals in need is one of CoreCivic’s most meaningful missions, and it is certainly a lifelong calling of Dr. Glover’s.”

“Every single day, CoreCivic engages with thousands of individuals in educational programs who have the opportunity to positively change their lives,” said Dr. Glover. “As I’ve had the opportunity to get to know the company, it’s clear to me that there is a genuine commitment to progress through innovative reentry programs, strong corporate governance, active public policy support and transparent ESG reporting. I look forward to being an inside voice that can help CoreCivic realize the full potential of its purpose of helping people prepare for the next step in their lives.”

Dr. Glover is a certified public accountant, an attorney, and one of two African American women to hold the Ph.D.-CPA-JD combination in the nation. She was formerly the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout its accreditation process and spearheaded the implementation of the nation’s first Ph.D. in Business at an HBCU. Prior to joining Jackson State University, Dr. Glover served as the Chairperson of the Department of Accounting at Howard University.

Dr. Glover’s past private sector experience includes positions as Senior Vice President and Chief Financial Officer of an engineering firm, a tax manager at a major public utility company, and an accountant with a Big-Four CPA firm. Dr. Glover serves as the International President and CEO of Alpha Kappa Alpha Sorority, Incorporated, the oldest Greek-letter organization established by African American college women.

Dr. Glover received her Bachelor of Science in Mathematics from Tennessee State University, her Master of Business Administration from Clark Atlanta University and her Doctor of Philosophy in Economics and Business from George Washington University. Dr. Glover later received a Juris Doctor from the Georgetown University Law Center.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believe we are the largest private owner of real estate used by U.S. government agencies. We have been a flexible and dependable partner for government for more than 35 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

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